As filed with the Securities and Exchange Commission on February 23, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KMG CHEMICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	75-2640529
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

300 Throckmorton Street Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

KMG Chemicals, Inc. 2016 Long Term Incentive Plan

(Full Title of the Plan)

Christopher T. Fraser

Chief Executive Officer

300 Throckmorton Street

Fort Worth, Texas 76102

(Name and address of Agent for Service)

(817) 761-6100

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William B. Nelson Haynes and Boone, LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 547-2084	Roger C. Jackson General Counsel and Secretary KMG Chemicals, Inc. 300 Throckmorton Street Fort Worth, Texas 76102 (817) 761-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	250,000	$60.47	$15,117,500	$1,882.13
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, $0.01 par value (the “Common Stock”), of KMG Chemicals, Inc. (the “Registrant”) that may become issuable as a result of any stock split, stock dividend, recapitalization or similar transaction pursuant to anti-dilution and adjustment provisions of the KMG Chemicals, Inc. 2016 Long Term Incentive Plan (the “2016 Plan”) described herein.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based on a price of $60.47 per share, which price is the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on February 22, 2018.

EXPLANATORY STATEMENT

KMG Chemicals, Inc., a Texas corporation (the “Registrant”), is filing this Registration Statement on Form S-8 (“Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 250,000 shares of its Common Stock that may be issued under the 2016 Plan.

Except as otherwise modified below, the contents of the Registration Statement on Form S-8 (File No. 333-209142) relating to the 2016 Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on January 27, 2016, are incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be sent or given to participants in the KMG Chemicals, Inc. 2016 Long Term Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by KMG Chemicals, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2017, filed with the Commission on October 16, 2017.
•	Quarterly Report on Form 10-Q for the quarter ended October 31, 2017, filed with the Commission on December 11, 2017.
•

Current Reports on Form 8-K (other than those portions furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) filed with the Commission on December 7, 2017, December 11, 2017, December 19, 2017, and February 13, 2018.

•

The description of the Registrant’s common stock set forth in the Registration Statement on Form 8-A (Commission File No. 001-35577) filed on June 18, 2012 with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and the Registrant is not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. The Registrant is not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this Registration Statement, unless otherwise indicated on such Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Article 9 of the Registrant’s Amended and Restated Bylaws provides as follows:

“Section 9.1 Indemnification.  Subject to the limitations and conditions as provided in this Article, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “proceeding”), or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the corporation to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such person in connection with such proceeding, and indemnification under this Article shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to be indemnified hereunder. The rights granted pursuant to this Article shall be deemed contract rights, and no amendment, modification or repeal of this Article shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article could involve indemnification for negligence or under theories of strict liability.

9.2 Advance Payment. The right to indemnification conferred in this Article shall include the right to be paid or reimbursed by the corporation for the reasonable expenses incurred by a person of the type entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article or otherwise.”

Section 8.101 of the Texas Business Organizations Code provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent that it is determined that:

(1)	the person:
(A)	acted in good faith;
(B)	reasonably believed:
(i)	in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and
(ii)	in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and
(C)	in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.
(2)	with respect to expenses, the amount of expenses other than a judgment is reasonable; and
(3)	indemnification should be paid.

The Registrant enters into indemnification agreements with the members of its Board of Directors (each an “Indemnitee”). Each indemnification agreement requires the Registrant to indemnify each Indemnitee to the fullest extent permitted by the Texas Business Organizations Code and any successor statute thereto when such successor statute becomes applicable to the Registrant. Under each indemnification agreement, the Registrant has agreed to pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by each Indemnitee in defending or otherwise responding to such action or proceeding. The Registrant has agreed to advance funds to the Indemnitee prior to the incurrence of such expenses in order that they may timely pay such expenses as they arise. The indemnification agreements provide for procedures to determine whether the Indemnitees have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the Indemnitees have met such standard of conduct. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the Indemnitees may have under the Registrant’s articles of incorporation and bylaws (each as amended from time to time) and applicable law.

The Registrant also maintains directors’ and officers’ liability insurance.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated and Amended Articles of Incorporation filed as Exhibit 3(i) to the Registrant’s Form 10-QSB12G filed December 6, 1996, and incorporated herein by reference.

4.2	Amended and Restated Bylaws, amended and restated as of October 23, 2014, filed as Exhibit 3.2 to the Registrant’s report on Form 10-K filed October 28, 2014, and incorporated herein by reference.

4.3

Articles of Amendment to Restated and Amended Articles of Incorporation, filed December 11, 1997 filed as Exhibit 3 to the Registrant’s second quarter 1998 report on Form 10-QSB filed December 12, 1997, and incorporated herein by reference.

4.4	Form of Common Stock Certificate filed as Exhibit 4.1 to the Registrant’s Form 10-QSB12G filed December 6, 1996, and incorporated herein by reference.

5.1	Opinion of Haynes and Boone, LLP, counsel to the Registrant (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1

KMG Chemicals, Inc. 2016 Long Term Incentive Plan (incorporated by reference from Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 1, 2015).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on February 23, 2018.

KMG CHEMICALS, INC.

By:	/s/ Christopher T. Fraser
Christopher T. Fraser
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Christopher T. Fraser or Marcelino Rodriguez, or either of them acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Christopher T. Fraser	Date: February 23, 2018
Christopher T. Fraser, President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

By:	/s/ Marcelino Rodriguez	Date: February 23, 2018
Marcelino Rodriguez, Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ M. Shawn Ham	Date: February 23, 2018
M. Shawn Ham, Controller and Chief Accounting Officer (Principal Accounting Officer)

By:	/s/ Gerald G. Ermentrout	Date: February 23, 2018
Gerald G. Ermentrout, Director

By:	/s/ George W. Gilman	Date: February 23, 2018
George W. Gilman, Director

By:	/s/ Robert Harrer	Date: February 23, 2018
Robert Harrer, Director

By:	/s/ John C. Hunter, III	Date: February 23, 2018
John C. Hunter, III, Director

By:	/s/ Fred C. Leonard III	Date: February 23, 2018
Fred C. Leonard III, Director

By:	/s/ Margaret C. Montana	Date: February 23, 2018
Margarate C. Montana, Director

By:	/s/ Karen A. Twitchell	Date: February 23, 2018
Karen A. Twitchell, Director